Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2020 Fourth Quarter and Full Year

•	Strong fourth quarter and full year revenue growth and profitability

•	Company not providing guidance for fiscal 2021 at this time due to COVID-19

DUBLIN, IRELAND - (May 13, 2020) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2020 fourth quarter ended March 31, 2020. Revenue as reported for the quarter increased 7% to $823.0 million compared with $768.2 million in the fourth quarter of fiscal 2019, with growth across all segments. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was 8% for the fourth quarter of fiscal 2020.

“We are pleased to end fiscal 2020 with such strong performance,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “We experienced modest financial impact from a decline in procedure volumes late in the fourth quarter due to COVID-19. Because of the uncertainty of COVID-19, we are not providing guidance for fiscal 2021 at this time. We continue to leverage our capabilities to assist healthcare providers on the front lines of this pandemic.”

Fourth Quarter and Full Year Operating Results
As reported, net income for the fourth quarter was $123.3 million, or $1.44 per diluted share, compared with net income of $108.7 million, or $1.27 per diluted share in the fourth quarter of fiscal 2019. Adjusted net income (see Non-GAAP Financial Measures) for the fourth quarter of fiscal 2020 was $140.5 million, or $1.64 per diluted share, compared with adjusted net income for the previous year’s fourth quarter of $131.1 million or $1.53 per diluted share. As reported, full year net income was $407.6 million, or $4.76 per diluted share, compared with $304.1 million, or $3.56 per diluted share in fiscal 2019. Adjusted net income increased 16% to $482.6 million, or $5.64 per diluted share, compared with adjusted net income of $417.5 million, or $4.89 per diluted share in fiscal 2019.

Fourth Quarter Segment Results
Healthcare Products revenue as reported grew 3% in the quarter to $397.8 million compared with $386.6 million in the fourth quarter of fiscal 2019, driven by 10% growth in consumable revenue and 3% growth in service revenue partially offset by a 1% decline in capital equipment revenue. Constant currency organic revenue growth for Healthcare Products was 3% during the quarter. Healthcare Products operating income was $105.9 million compared with $106.7 million in last year’s fourth quarter, primarily due to an 11% increase in R&D spending.

Healthcare Specialty Services as reported revenue grew 10% in the quarter to $148.8 million compared with $135.5 million in the fourth quarter of fiscal 2019. Constant currency organic revenue growth was 11%. Healthcare Specialty Services operating income was $16.0 million compared with $19.8 million in last year’s fourth quarter, benefiting from the increase in revenue, which was more than offset by investments being made to add capacity in anticipation of continuing demand.

Note: Effective April 1, 2020, and consistent with the way management will operate and view the business, the current Healthcare Products and Healthcare Specialty Services segments will be combined and reported as one segment, simply called Healthcare. Going forward we will operate and report in three business segments: Healthcare, Life Sciences and Applied Sterilization Technologies. Corporate will continue to be presented separately and contain the costs that are associated with being a publicly traded company and certain other corporate costs. Please see the attached financial tables for a recast of fiscal 2020 quarterly results under the new segments.

Fiscal 2020 fourth quarter revenue for Applied Sterilization Technologies increased 14% as reported to $163.7 million compared with $143.1 million in the same period last year. Constant currency organic revenue increased 15%, primarily driven by increased volume from the segment’s core medical device Customers. Segment operating income increased to $72.0 million in the fourth quarter of fiscal 2020 compared with operating income of $57.4 million in the same period last year, due primarily to revenue growth.

Life Sciences fourth quarter revenue as reported grew 9% to $112.7 million compared with $103.0 million in the fourth quarter of fiscal 2019, driven by 26% growth in consumable revenue and 5% growth in service revenue partially offset by a 9% decline in capital equipment revenue. Constant currency organic revenue grew 10% in the quarter. Operating income was $41.0 million compared with $35.9 million in the prior year’s fourth quarter, primarily driven by the increase in volume.

Cash Flow
Net cash provided by operations for fiscal 2020 was $590.6 million, compared with $539.5 million in fiscal 2019. Free cash flow (see Non-GAAP Financial Measures) for fiscal 2020 was $380.2 million compared with $355.4 million in the prior year. The increase in free cash flow is primarily due to the improvement in cash from operations.

Dividend Announcement
STERIS’s Board of Directors has approved a quarterly interim dividend of $0.37 per share. The dividend is payable June 26, 2020 to shareholders of record at the close of business on June 12, 2020.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, May 14, 2020 at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time on May 14, 2020, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10142845 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS’s MISSION IS TO HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:
Julie Winter, Senior Director, Investor Relations and Corporate Communications
Julie_Winter@steris.com
+1 440 392 7245

Media Contact:
Stephen Norton, Senior Director, Corporate Communications
Stephen_Norton@steris.com
+1 440 392 7482

Non-GAAP Financial Measures
Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.  Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.  The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition related transaction costs, integration costs related to acquisitions, redomiciliation and tax restructuring costs, COVID-19 incremental costs, and certain other unusual or non-recurring items. COVID-19 incremental costs includes the additional costs attributable to COVID-19 such as enhanced cleaning protocols, personal protective equipment for our employees, event cancellation fees, and payroll costs associated with our response to COVID-19, net of any government subsidies available. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements
This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2019. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic on STERIS’s operations, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation, (d) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (e) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (f) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (g) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (h) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (i) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (j) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (k) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2019, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (n) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (o) the possibility that anticipated financial results or benefits of recent acquisitions, or of STERIS’s restructuring efforts, or of recent divestitures, or of restructuring plans will not be realized or will be other than anticipated, and (p) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$822,991	$768,213	$3,030,895	$2,782,170
Cost of revenues, net	459,122	432,872	1,708,502	1,597,022
Total cost of revenues - restructuring	(191)	625	2,470	9,721
Total cost of revenues	458,931	433,497	1,710,972	1,606,743
Gross profit	364,060	334,716	1,319,923	1,175,427
Operating expenses:
Selling, general, and administrative	189,064	173,120	716,731	669,937
Research and development	17,225	15,878	65,546	63,038
Restructuring expenses	6	4,840	673	30,987
Total operating expenses	206,295	193,838	782,950	763,962

Income from operations	157,765	140,878	536,973	411,465
Non-operating expenses, net	9,753	7,478	38,292	41,995
Income tax expense	24,793	24,523	90,876	64,394
Net income	$123,219	$108,877	$407,805	$305,076
Less: Net (loss) income attributable to noncontrolling interests	(97)	132	200	1,025
Net income attributable to shareholders	$123,316	$108,745	$407,605	$304,051

Earnings per ordinary share (EPS) data:
Basic	$1.45	$1.29	$4.81	$3.59
Diluted	$1.44	$1.27	$4.76	$3.56

Cash dividends declared per share ordinary outstanding	$0.37	$0.34	$1.45	$1.33

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	84,891	84,546	84,778	84,577
Diluted number of shares outstanding	85,676	85,447	85,641	85,468

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	March 31,	March 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$319,581	$220,633
Accounts receivable, net	586,481	564,830
Inventories, net	248,259	208,243
Prepaid expenses and other current assets	54,430	60,029
Total current assets	1,208,751	1,053,735

Property, plant, and equipment, net	1,111,855	1,031,582
Lease right-of-use assets, net	131,837	—
Goodwill	2,356,085	2,322,928
Intangibles, net	565,473	604,614
Other assets	51,581	60,212
Total assets	$5,425,582	$5,073,071
Liabilities and equity
Current liabilities:
Accounts payable	149,341	$152,913
Other current liabilities	354,266	312,283
Total current liabilities	503,607	465,196
Long-term indebtedness	1,150,521	1,183,227
Other liabilities	364,730	238,850
Total equity	3,406,724	3,185,798
Total liabilities and equity	$5,425,582	$5,073,071

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2020	2019
Revenues:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Healthcare Products	$397,777	$386,649	$1,423,198	$1,338,428
Healthcare Specialty Services	148,795	135,493	563,611	510,057
Life Sciences	112,731	102,987	416,939	378,558
Applied Sterilization Technologies	163,688	143,084	627,147	555,127
Total revenues	$822,991	$768,213	$3,030,895	$2,782,170
Operating income (loss):
Healthcare Products	$105,909	$106,673	$356,419	$323,684
Healthcare Specialty Services	15,950	19,800	64,217	64,222
Life Sciences	41,003	35,869	144,088	132,129
Applied Sterilization Technologies	72,028	57,411	270,917	221,828
Corporate	(55,402)	(49,847)	(207,015)	(184,900)
Total operating income before adjustments	$179,488	$169,906	$628,626	$556,963
Less: Adjustments
Amortization of acquired intangible assets	$18,268	$17,971	$71,675	$86,878
Acquisition and integration related charges	2,640	2,704	8,225	8,901
Redomiciliation and tax restructuring costs	425	3,150	3,699	8,783
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	(842)
Net (gain) loss on divestiture of businesses	(783)	(862)	1,770	(1,370)
Amortization of property "step up" to fair value	609	600	2,392	2,440
Restructuring (credit) charges	(185)	5,465	3,143	40,708
COVID-19 incremental costs	749	—	749	—
Total operating income	$157,765	$140,878	$536,973	$411,465

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Twelve Months Ended March 31,
	2020	2019
Operating activities:	(Unaudited)	(Unaudited)
Net income	$407,805	$305,076
Non-cash items	232,491	224,532
Changes in operating assets and liabilities	(49,737)	9,897
Net cash provided by operating activities	590,559	539,505
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(214,516)	(189,715)
Proceeds from the sale of property, plant, equipment, and intangibles	4,156	5,567
Proceeds from the sale of businesses	439	2,478
Purchase of investments	—	(4,955)
Acquisition of businesses, net of cash acquired	(109,814)	(13,313)
Other	—	(13,286)
Net cash used in investing activities	(319,735)	(213,224)
Financing activities:
Payments on long-term obligations	—	(85,000)
Payments under credit facilities, net	(26,500)	(27,087)
Deferred financing fees and debt issuance costs	(1,281)	(488)
Acquisition related deferred or contingent consideration	(626)	(1,327)
Repurchases of ordinary shares	(51,241)	(81,494)
Cash dividends paid to ordinary shareholders	(123,034)	(112,503)
Distributions to noncontrolling interest	(1,245)	(255)
Contributions from noncontrolling interest	6,050	—
Stock option and other equity transactions, net	34,731	13,362
Net cash used in financing activities	(163,146)	(294,792)
Effect of exchange rate changes on cash and cash equivalents	(8,730)	(12,390)
Increase in cash and cash equivalents	98,948	19,099
Cash and cash equivalents at beginning of period	220,633	201,534
Cash and cash equivalents at end of period	$319,581	$220,633

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Twelve Months Ended March 31,
	2020	2019
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$590,559	$539,505
Purchases of property, plant, equipment, and intangibles, net	(214,516)	(189,715)
Proceeds from the sale of property, plant, equipment, and intangibles	4,156	5,567
Free Cash Flow	$380,199	$355,357

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2020	2019	2020	2019	2020	2020	2020	2020
Segment revenues:
Healthcare Products	$397,777	$386,649	$—	$—	$(1,257)	2.9%	2.9%	3.2%
Healthcare Specialty Services	148,795	135,493	—	(1,225)	(440)	9.8%	10.8%	11.1%
Life Sciences	112,731	102,987	—	—	(569)	9.5%	9.5%	10.0%
Applied Sterilization Technologies	163,688	143,084	—	—	(1,499)	14.4%	14.4%	15.4%
Total	$822,991	$768,213	$—	$(1,225)	$(3,765)	7.1%	7.3%	7.8%

	Twelve months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2020	2019	2020	2019	2020	2020	2020	2020
Segment revenues:
Healthcare Products	$1,423,198	$1,338,428	$—	$—	$(4,794)	6.3%	6.3%	6.7%
Healthcare Specialty Services	563,611	510,057	—	(4,485)	(3,874)	10.5%	11.5%	12.2%
Life Sciences	416,939	378,558	—	—	(3,152)	10.1%	10.1%	11.0%
Applied Sterilization Technologies	627,147	555,127	—	—	(8,542)	13.0%	13.0%	14.5%
Total	$3,030,895	$2,782,170	$—	$(4,485)	$(20,362)	8.9%	9.1%	9.8%

	Three months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP	$364,060	$334,716	$157,765	$140,878	$123,316	$108,745	$1.44	$1.27
Adjustments:
Amortization of acquired intangible assets	331	149	18,268	17,971
Acquisition and integration related charges	283	698	2,640	2,704
Redomiciliation and tax restructuring costs	—	—	425	3,150
Net (gain) on divestiture of businesses	—	—	(783)	(862)
Amortization of property "step up" to fair value	608	648	609	600
COVID-19 incremental costs	475	—	749	—
Restructuring (credit) charges	(191)	625	(185)	5,465
Net impact of adjustments after tax*					17,178	22,308
Net EPS impact							0.20	0.26
Adjusted	$365,566	$336,836	$179,488	$169,906	$140,494	$131,053	$1.64	$1.53
* The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

	Twelve months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP	$1,319,923	$1,175,427	$536,973	$411,465	$407,605	$304,051	$4.76	$3.56
Adjustments:
Amortization of acquired intangible assets	1,566	721	71,675	86,878
Acquisition and integration related charges	1,583	2,145	8,225	8,901
Redomiciliation and tax restructuring costs	—	—	3,699	8,783
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	(842)
Net loss (gain) on divestiture of businesses	—	—	1,770	(1,370)
Amortization of property "step up" to fair value	2,499	2,604	2,392	2,440
COVID-19 incremental costs	475	—	749	—
Restructuring charges	2,470	9,721	3,143	40,708
Net impact of adjustments after tax*					75,019	113,497
Net EPS impact							0.88	1.33
Adjusted	$1,328,516	$1,190,618	$628,626	$556,963	$482,624	$417,548	$5.64	$4.89
* The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Unaudited Supplemental Financial Data
Fourth Quarter Fiscal 2020
For the Periods Ending March 31, 2020 and 2019
	FY 2020	FY 2019	FY 2020	FY 2019
Total Company Revenues	Q4	Q4	YTD	YTD
Consumables	$177,020	$154,902	$672,329	$605,631
Service	429,399	393,276	1,628,107	1,486,145
Total Recurring	$606,419	$548,178	$2,300,436	$2,091,776
Capital Equipment	$216,572	$220,035	$730,459	$690,394
Total Revenues	$822,991	$768,213	$3,030,895	$2,782,170
Ireland Revenues	$17,416	$15,911	$63,821	$56,784
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$599,967	$553,713	$2,211,722	$1,976,814
United States Revenues as a % of Total	73%	72%	73%	71%
International Revenues	$205,608	$198,589	$755,352	$748,572
International Revenues as a % of Total	25%	26%	25%	27%

Segment Data	FY 2020	FY 2019	FY 2020	FY 2019
Healthcare Products	Q4	Q4	YTD	YTD
Revenues
Consumables	$115,827	$105,424	$454,518	$414,969
Service	99,763	96,500	376,244	354,648
Total Recurring	$215,590	$201,924	$830,762	$769,617
Capital Equipment	182,187	184,725	592,436	568,811
Total Healthcare Products Revenues	$397,777	$386,649	$1,423,198	$1,338,428
Segment Operating Income	$105,909	$106,673	$356,419	$323,684

Healthcare Specialty Services
Healthcare Services Revenues	$148,795	$135,493	$563,611	$510,057
Segment Operating Income	$15,950	$19,800	$64,217	$64,222

Life Sciences
Revenues
Consumables	$52,965	$41,936	$185,904	$161,780
Service	32,012	30,626	118,288	114,064
Total Recurring	$84,977	$72,562	$304,192	$275,844
Capital Equipment	27,754	30,425	112,747	102,714
Total Life Sciences Revenues	$112,731	$102,987	$416,939	$378,558
Segment Operating Income	$41,003	$35,869	$144,088	$132,129

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$163,688	$143,084	$627,147	$555,127
Segment Operating Income	$72,028	$57,411	$270,917	$221,828

Corporate
Operating loss	$(55,402)	$(49,847)	$(207,015)	$(184,900)

Other Data	FY 2020	FY 2019	FY 2020	FY 2019
	Q4	Q4	YTD	YTD
Healthcare Products Backlog	$170,101	$154,480
Life Sciences Backlog	72,390	60,702
Total Backlog	$242,491	$215,182

GAAP Income Tax Rate	16.8%	18.4%	18.2%	17.4%
Adjusted Income Tax Rate	17.3%	19.2%	18.2%	18.7%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.

STERIS plc
Recast of Fiscal 2020 Segment Data By Quarter

Effective April 1, 2020, and consistent with the way management will operate and view the business, the current Healthcare Products and Healthcare Specialty Services segments will be combined and reported as one segment, simply called Healthcare. Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

(dollars in thousands)	Fiscal Year Ending March 31, 2020 (unaudited)
	Q1	Q2	Q3	Q4	Full Year
Revenues:
Healthcare	$445,732	$485,283	$509,222	$546,572	$1,986,809
Life Sciences	96,785	98,650	108,773	112,731	416,939
Applied Sterilization Technologies	154,286	152,907	156,266	163,688	627,147
Total revenues	$696,803	$736,840	$774,261	$822,991	$3,030,895
Operating income (loss):
Healthcare	$90,515	$103,035	$105,227	$121,859	$420,636
Life Sciences	33,039	32,315	37,731	41,003	144,088
Applied Sterilization Technologies	68,035	65,386	65,468	72,028	270,917
Corporate	(55,397)	(50,956)	(45,260)	(55,402)	(207,015)
Total operating income before adjustments	$136,192	$149,780	$163,166	$179,488	$628,626